Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group, Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(310) 337-4170		(212) 836-9608
linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS COMPLETES STRATEGIC INVESTMENT IN

BROTMAN MEDICAL CENTER ACQUISITION COMPANY

Prospect Provided With an Exclusive Opportunity to Increase Medicare Membership in West Los Angeles

Culver City, CA – September 1, 2005 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect Medical”), which owns 10 Independent Physicians Associations (IPAs) in Southern California comprised of approximately 4,000 physicians serving approximately 178,000 HMO enrollees, today announced that it has completed the previously announced $1,000,000 purchase of a minority stake in Brotman Medical Center (“Brotman”) from Tenet Healthcare.

Dr. Jack Terner, Chairman and Chief Executive Officer of Prospect, commented, “We believe that this investment is significant on several levels.  It is expected to increase Prospect’s enrollment of more profitable senior lives by creating an exclusive opportunity to grow Medicare membership in West Los Angeles.   We intend to work with Brotman and participating HMOs to jointly contract and market Medicare services in this region of Southern California.  We believe this will result in more efficient patient care, and an opportunity for Brotman to increase its involvement with managed care. Over fifty community physicians have invested in the newly formed Brotman Medical Center, Inc. entity, reflecting strong support from the medical community for the change in hospital ownership. Brotman will continue to be run by its existing management team.”

Brotman Medical Center, founded in 1924, is a 420-bed hospital located at 3828 Delmas Terrace in Culver City, California. The hospital offers a wide range of inpatient and outpatient acute care services as well as acute rehabilitation, psychiatric care and chemical dependency services. The hospital operates a 24-hour emergency services center, and is fully accredited by the Joint Commission on the Accreditation of Healthcare Organizations.

Culver City is in West Los Angeles and is bordered by the cities of Beverly Hills, Santa Monica and the City of Los Angeles. The Culver City community consists of a diverse residential population, has undergone significant redevelopment in recent years, and is adjacent to educational and professional institutions, including the University of California at Los Angeles (UCLA), the J. Paul Getty Museum, the Museum of Tolerance, the Skirball Jewish Center and the Sony Entertainment and 20th Century Fox Studios.

Other investors in the Brotman purchase include admitting physicians and strategic investors, none of whom will have a controlling stake in Brotman. Prospect’s investment, which is being made by a subsidiary, is in a newly formed acquisition entity, Brotman Medical Center, Inc. (“BMCI”). Prospect is not obligated to make any additional investment in the transaction, and is not responsible for any of the obligations of BMCI or Brotman.  This investment was funded from Prospect’s existing cash resources.

ABOUT THE COMPANY

Prospect Medical Holdings, Inc. is a health care management services organization that provides management services primarily to affiliated IPAs.  IPAs are professional corporations that contract with independent physicians and other health care providers to create a medical panel of primary care and specialist physicians, and other health care service providers, capable of providing the full range of medical services to individuals enrolled in health maintenance organization (“HMO”) managed care health plans.  Prospect’s 10 IPAs are comprised of approximately 4,000 primary care and specialist physicians serving approximately 178,000 HMO enrollees at June 30, 2005.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10 and subsequently filed reports.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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